SAKS INCORPORATED ANNOUNCES PRELIMINARY AUGUST
COMPARABLE STORE SALES DECREASE OF 0.3%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (September 1, 2005)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended August 27, 2005 compared to the four weeks ended August 28, 2004, total sales decreased 13.3% and comparable store sales decreased 0.3% on a total company basis. By segment, comparable store sales decreased 4.9% for SDSG and increased 5.3% for SFAE for the month. The sales information is preliminary due to the temporary effects of Hurricane Katrina on the Company's information systems. Sales below are in millions and represent sales from owned departments only.

The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005. Therefore, Proffitt’s/McRae’s sales are included in prior year sales and in current year sales through June 2005 (fiscal month ended July 2, 2005). Beginning in July 2005 (fiscal month beginning July 3, 2005), Proffitt’s/McRae’s sales are excluded from total company and comparable sales.

For the four weeks ended August 27, 2005 compared to the four weeks ended August 28, 2004, owned sales were:

			Total	Comparable
			Increase	Increase
	This Year	Last Year	(Decrease)	(Decrease)
SDSG	$189.3	$247.6	(23.5%)	(4.9%)
SFAE	169.1	165.9	1.9%	5.3%
Total	$358.4	$413.5	(13.3%)	(0.3%)

SDSG’s August comparable store sales decline reflected lower levels of clearance inventory from the prior year.

Merchandise categories with the best sales performances for SDSG in August were intimate apparel, junior’s apparel, hard home, furniture, and shoes. Categories with the softest sales performances for SDSG in August were petite sportswear, children’s apparel, dresses/women’s suits, and women’s moderate sportswear. Categories with the best sales performances for SFAE in August were fine jewelry, fragrances, men’s accessories, women’s and men’s contemporary and modern sportswear, women’s “gold range” apparel, and women’s designer apparel. Categories with the softest performances for SFAE in August were private brand, women’s bridge apparel, and Salon Z (women’s large sizes).

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On a year-to-date basis, for the seven months ended August 27, 2005 compared to the seven months ended August 28, 2004, owned sales were:

			Total	Comparable
			Increase	Increase
	This Year	Last Year	(Decrease)	(Decrease)
SDSG	$1,751.4	$1,867.6	(6.2%)	(0.8%)
SFAE	1,452.5	1,414.5	2.7%	5.0%
Total	$3,203.9	$3,282.1	(2.4%)	1.8%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 56 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates its Saks Department Store Group (SDSG) with 181 department stores under the names of Parisian, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 50 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,”“will,”“intend,”“plan,”“project,”“expect,”“anticipate,”“should,”“would,”“believe,”“estimate,”“contemplate,”“possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s investigations; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

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Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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